Exhibit 99.(k)(2)

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this        day of June, 2013, by and between KKR INCOME OPPORTUNITIES FUND P, a Delaware statutory trust (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company; and

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Fund desires to retain USBFS to provide fund administration services to the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                      Appointment of USBFS as Administrator

The Fund hereby appoints USBFS as administrator of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.                                      Services and Duties of USBFS

USBFS shall provide the following administration services to the Fund:

A.                                    General Fund Management:

(1)                                 Act as liaison among Fund service providers.

(2)                                 Supply:

a.               Office facilities (which may be in USBFS’, or an affiliate’s, or Fund’s own offices, as requested by the Fund).

b.               Non-investment-related statistical and research data as requested.

(3)                                 Coordinate the Fund’s board of trustees’ (the “Board of Trustees” or the “Trustees”) communications, such as:

a.               Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.               Prepare reports for the Board of Trustees based on financial and administrative data.

c.                Assist with the selection of the independent auditor.

d.               Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.                Prepare minutes of meetings of the Board of Trustees and Fund shareholders.

f.                 Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.                Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

h.               Coordinate process for the production and distribution of materials for each Board of Trustees meeting, including but not limited to collecting materials from various contributors and assembling them in an electronic board book and paper board books, as requested.

(4)                                 Audits:

a.               For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.

b.               For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies, track and maintain indices of all documents provided to the SEC or other regulatory agencies, and facilitate the audit process.

c.                For all audits, provide office facilities, as needed.

(5)                                 Assist with overall operations of the Fund.

(6)                                 Pay Fund expenses upon written authorization from the Fund and provide payment reporting on a monthly basis.

(7)                                 Keep the Fund’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Fund or its representatives for safe keeping.

B.                                    Compliance:

(1)                                 Regulatory Compliance:

a.               Monitor compliance with all 1940 Act requirements and provide supporting reports, including but not limited to:

(i)                                     Asset and diversification tests.

(ii)                                  Total return and SEC yield calculations.

(iii)                               Maintenance of books and records under Rule 31a-3.

(iv)                              Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

(v)                                 Coordinate and assist Fund and custodian that asset segregation is properly maintained for those portfolio positions requiring asset segregation consistent with requirements of Section 18 of 1940 Act.

b.               Monitor Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.                Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Fund, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.               Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

e.                Provide principal accounting officer for purposes of Sarbanes Oxley, as reasonably requested.

f.                 Maintain a list of Bloomberg identifiers and cusip numbers for KKR-affiliated entities and portfolio companies identified by the Fund.

g.                Prepare and file exchange listing applications

h.               Preparation of annual and special proxy statements.

(2)                                 Blue Sky Compliance:

a.               Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.               Monitor status and maintain registrations in each state and applicable U.S. territories.

c.                Provide updates regarding material developments in state securities regulation.

(3)                                 SEC Registration and Reporting:

a.               Assist Fund counsel in annual update of the Registration Statement, including but not limited to preparing first draft of annual update of registration statements.

b.               Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices.  As requested by the Trust, prepare and file Form N-PX filings.

c.                Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.               File fidelity bond under Rule 17g-1.

e.                Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.                 Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Trust.

g.                Assist Fund with preparation and filing of forms under Section 13 of the 1934 Act (e.g., Schedules 13D and 13G).

h.               Monitor CFTC Rule 4.5 compliance and prepare and file exemption

i.                   Assist with preparation and filing of Section 16 filings under the 1934 Act.

j.                  Track number of shares purchased pursuant to Dividend Reinvestment Plan to ensure there is a sufficient number of authorized and registered shares.

(4)                                 Tax Compliance:

a.               Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, continuous review of the following:

(i)                                     Asset diversification requirements.

(ii)                                  Qualifying income requirements.

(iii)                               Distribution requirements.

b.               Calculate required quarterly and/or annual distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.                                    Financial Reporting:

(1)                                 Provide financial data required by the Prospectus and SAI.

(2)                                 Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(3)                                 Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)                                 Compute various performance and financial metrics as requested by the Fund, including but not limited to the yield, total return, expense ratio and portfolio turnover rate of the Fund.

(5)                                 Monitor expense accruals and make adjustments as necessary; notify the Trust’s management of adjustments expected to materially affect the Fund’s expense ratio.

(6)                                 Prepare financial statements, which include, without limitation, the following items:

a.               Schedule of Investments.

b.               Statement of Assets and Liabilities.

c.                Statement of Operations.

d.               Statement of Changes in Net Assets.

e.                Statement of Cash Flows (if applicable).

f.                 Financial Highlights.

g.                Footnotes to the Financial Statements

(7)                                 Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

(8)                                 Preparation of financial reporting to support global KKR consolidation accounting on a calendar quarter basis, including, but not limited to, GAAP Balance Sheet, GAAP Income Statement, FAS 157/ASC 820 Level 1, 2, and 3 details and Level 3 rolls and a statement of cash flows.

(9)                                 Provide monthly update of budgets and forecasts to support the accrual process.

D.                                    Tax Reporting:

(1)                                 Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received from Fund management and/or its independent accountant.  File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)                                 Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to USBFS as required in a timely manner.

(3)                                 Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund Management and/or its independent accountant.

(4)                                 Prepare and file on behalf of the Fund Forms 1099 MISC for payments to disinterested Trustees and other qualifying service providers.

(5)                                 Monitor wash sale losses.

(6)                                 Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

(7)                                 Provide to non-U.S. taxpayers any required forms entitling the Fund to reduction in or elimination of applicable withholding on income of the Fund, and claim applicable refunds on amounts withheld.

E.            Repurchase Offers:

Provide the coordination and processing of all repurchase offers as directed by the board.  This will include:

(1) the tabulation and calculation of requested shares for repurchase;

(2) calculation of total shares available for repurchase;

(3) calculation of actual percentage of requested shares to be redeemed;

(4) preparation of initial drafts of repurchase offer documents on Schedule TO; and

(5) filing of Schedule TO and any amendments thereto with the SEC.

3.                                      License of Data; Warranty; Termination of Rights

A.                                    USBFS has entered into an agreement with MSCI index data services (“MSCI”) and Standard & Poor Financial Services LLC (“S&P”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit A.  The index data services being provided to the Fund by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund.  The provisions in Exhibit A shall not have any affect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.                                    The Fund agrees to indemnify and hold harmless USBFS and its information providers, involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Fund’s or any third party’s use of, or inability to use, the Data or any breach by the Fund of any provision contained in this Agreement.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

4.                                      Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time.  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Fund shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBFS shall only be paid out of the assets and property of the particular Fund involved.

5.                                      Representations and Warranties

A.                                    The Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)                                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)                                 This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)                                 It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement or have a material adverse effect upon the Fund.

B.                                    USBFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)                                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)                                 This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)                                 It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.                                      Standard of Care; Indemnification; Limitation of Liability

A.                                    USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund, as approved by the Board of Trustees of the Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Fund” shall include the Fund’s trustees, officers and employees.

The Trustees of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and USBFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Fund shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.                                    In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.                                    The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.                                    If USBFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.                                     In conjunction with the tax services provided to the Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof.  Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item.  The Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to the Fund by USBFS.  USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7.                                      Data Necessary to Perform Services

The Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.                                      Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.  USBFS agrees to protect the confidential and proprietary information of the Fund using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders

9.                                      Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

10.                               Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto

11.                               Terms of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Trustees.

12.                               Early Termination

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to the end of the three (3) year term, the Fund agrees to pay the following fees:

a.              all fees associated with converting services to successor service provider;

b.              all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

c.               all out-of-pocket costs associated with a and b above

13.                               Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Fund

14.                               Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBFS, or by USBFS without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Trustees

15.                               Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.                               No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.                               Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.                               Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties

19.                               Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice.  The Fund acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund’s behalf.  The Fund acknowledges that because no attorney-client relationship exists between in-house USBFS attorneys and the Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

20.                               Brand Usage

The Fund’s investment manager owns all worldwide rights to the “KKR” trademark and logo (collectively, the “Brand”).  The investment manager has granted a worldwide non-exclusive license to the Fund to use the Brand as a trademark and logo in connection with marketing, promoting and operating the Fund.  Neither the Administrator nor the Fund shall register or use the Brand as a corporate name, domain name, ticker symbol or social media identifier without the investment manager’s prior written consent.  The Fund shall use the Brand only in connection with high-quality goods and services and in accordance with any guidelines provided by investment manager.  The Administrator and the Fund shall obtain the investment manager’s prior consent for any materials bearing the Brand, or any proposed uses or variations of the Brand or combinations of the Brand with other terms or marks.  The investment manager may terminate the license immediately upon written notice for any reason, including for (i) any breach of the license by the Administrator or the Fund or (ii) the termination of the investment advisory relationship between the Trusts and the investment manager.  Except to the extent required by applicable law, the Administrator and the Fund shall immediately cease all use of the Brand after such termination.  Neither the Administrator nor the Fund shall challenge or contravene the validity of, or the investment manager’s worldwide ownership of the Brand, nor take (or fail to take) any action that may damage the Brand.  All goodwill arising from the Fund’s use of the Brand shall inure solely to the benefit of the investment manager.  A Fund may not sublicense or assign this license without the prior consent of the investment manager, and any purported transaction in violation of the foregoing shall be null and void.  For clarity, a change of control, assumption in bankruptcy, merger or reorganization of a Fund shall be deemed an “assignment” of the above license, even if it is not deemed an assignment under applicable law. The investment manager disclaims any and all liability for the Fund’s use of the Brand outside the United States, which such use shall be at the Fund’s sole risk.

21.                               Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

and notice to the Fund shall be sent to:

KKR Income Opportunities Fund

c/o KKR Asset Management LLC

555 California Street, 50th Floor

San Francisco, CA 94104

22.                               Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

KKR INCOME OPPORTUNITIES FUND	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name:	Name:

Title:	Title: